UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2015

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 17, 2015, we entered into a First Amendment to License and Collaboration Agreement (the “Amendment”) with Ipsen Pharma SAS (“Ipsen”), amending the terms of our License and Collaboration Agreement with Ipsen, dated October 21, 2014 (the “License Agreement”).
Under the Amendment, the license previously granted to Ipsen under the License Agreement is expanded to include an exclusive, royalty-bearing right and license under our patent rights and know-how to commercialize telotristat etiprate in Canada, and we are eligible to receive up to $5 million in additional upfront and pre-commercialization milestones. Net sales of telotristat etiprate in Canada will be aggregated with those in Europe and other territories licensed to Ipsen for purposes of the royalties and sales milestones to be paid to us under the License Agreement. Under the expanded alliance, we retain sole rights to commercialize telotristat etiprate in the United States and Japan.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which we expect to file as an exhibit to our quarterly report on Form 10‑Q for the three months ending March 31, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: March 18, 2015	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel